Exhibit T3A.26

STATE OF DELAWARE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TIDEWATER VENTURE, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Tidewater Venture, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of the Corporation is Tidewater Venture, Inc., and that this Corporation was originally incorporated pursuant to the General Corporation Law on September 12, 2011 under the name Tidewater Venture, Inc.

2. That the Board of Directors of the Corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this Corporation, declaring said amendment and restatement to be advisable and in the best interest of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to execute and deliver this Amended and Restated Certificate of Incorporation, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation shall be amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation shall be Tidewater Venture, Inc. (the “Corporation”).

ARTICLE II

The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center; 1209 Orange Street in the city of Wilmington, County of New Castle, 19801 and the Registered Agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporate Law of Delaware.

ARTICLE IV

The total number of shares and par value of stock which the corporation shall be authorized to issue is 1,000 shares of common stock, par value $0.10 per share.

For the avoidance of doubt, notwithstanding anything herein to the contrary, pursuant to Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Corporation shall not issue non-voting equity securities; provided, however, that the foregoing restriction (i) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) shall have such force and effect, if any, only for so long as such Section is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

ARTICLE V

The powers, preferences and rights and the qualifications, limitations or restrictions thereof, except as otherwise provided in this Certificate of Incorporation, shall be determined by the Board of Directors of the Corporation.

ARTICLE VI

The Board of Directors shall have the power to adopt, amend or repeal any or all of the By-Laws of the Corporation.

*                    *                     *                    *                     *

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.

4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 6th day of March, 2017.

TIDEWATER VENTURE, INC.

By:	/s/ Bruce D. Lundstrom
Name:	Bruce D. Lundstrom
Title:	Vice President and Secretary